Exhibit 99.2

From:	Fabian Fay

Cochabamba 579, Rosario, Santa Fe, Argentina.

To:	OmnigenicsAI Corp

89 Nexus Way

Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

(“OmnigenicsAI”)

Re: Consent to be Named as a Director Nominee

Dear Sirs,

In connection with the filing by OmnigenicsAI of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of OmnigenicsAI in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

[Signature page follows]

Executed in Provincia of Santa Fe on January 22, 2025.

By:	Fabian Fay
Cochabamba 579, Rosario, Santa Fe, Argentina.